EXHIBIT (a)(1)(v)

E-mail Communication

From:	stockexchange@amd.com
Sent:	____________, 2003
To:	Name of Participating AMD Employee
Subject:	STOCK OPTION EXCHANGE: Election Confirmation

Dear [Name of Participating AMD Employee]:

Under the terms of the stock option exchange program, you have elected to exchange the following options:

GRANT DATE:
OUTSTANDING OPTIONS:
REPLACEMENT OPTIONS:

GRANT DATE:
OUTSTANDING OPTIONS:
REPLACEMENT OPTIONS:

GRANT DATE:
OUTSTANDING OPTIONS:
REPLACEMENT OPTIONS:

You may change your election at any time until 9:00 p.m. PST (CALIFORNIA TIME) on July 25, 2003, by visiting the URL indicated below and submitting a new election, unless this offer is extended, in which case we will accept your options shortly following the expiration of the extended period. The most current election submitted at the above deadline will be the one considered for acceptance to exchange.

http://hr/stock/exchange